Exhibit 77Q1 (b)

Resolution 1

WHEREAS, the PF Van Kampen Mid-Cap Growth Fund's manager currently focuses on companies with established records or future prospects of growth in sales or earnings and companies with new products, services or processes that the manager believes offer above-average growth potential; and

WHEREAS, Van Kampen, Fund Manager for the PF Van Kampen Mid-Cap Growth Fund, desires that the Fund's investment practice be changed to allow the manager to invest in companies that it believes exhibit some or all of the following characteristics: (i) significant growth prospects, (ii) accelerating returns on invested capital, (iii) sustainable competitive advantages, and (iv) experienced and incentivized management teams; therefore it is

RESOLVED, that the investment practice of the PF Van Kampen Mid-Cap Growth Fund, which is amended to allow Van Kampen to invest in companies that it believes exhibit some or all of the following characteristics: (i) significant growth prospects, (ii) accelerating returns on invested capital, (iii) sustainable competitive advantages, and (iv) experienced and incentivized management teams, be, and hereby is, approved and ratified effective October 22, 2003.

Resolution 2

WHEREAS, the investment policy of Pacific Funds is to comply with certain regulations of the Commodity Futures Trading Commission ("CFTC") under which an investment company may engage in futures transactions and qualify for an exclusion from being a "commodity pool";

WHEREAS, under these regulations and pursuant to a CFTC no-action position, the Fund's current disclosure specifies that a Fund may only enter into a futures contract or purchase an option thereon (1) for bona fide hedging purposes and (2) for other purposes if, immediately thereafter, either (a) the aggregate initial margin and premiums required to establish non-hedging positions does not exceed 5% of the liquidation value of the Fund, after taking into account unrealized profits and unrealized losses on any such positions and exclusive, in the case of an option that is in-the-money at the time of purchase, of the in-the-money amount, or (b) the aggregate net notional value of the non-hedging positions does not exceed the liquidation value of the Fund, after taking into account unrealized profits and unrealized losses on any such positions;

WHEREAS, recent CFTC rule amendments eliminated the limitations set forth above and Pacific Funds is no longer subject to such limitations; therefore it is

RESOLVED, that the investment policy of Pacific Funds, which is amended to permit each Fund to engage in unlimited futures trading activity without registration with the CFTC, be and it hereby is, approved.

Resolution 3

RESOLVED, that the name of the PF MFS Global Growth Fund managed by MFS Investment Management ("MFS") be changed to the PF MFS International Large-Cap Fund managed by MFS, effective January 1, 2004.

Resolution 4

WHEREAS, the investment practice of the PF MFS Global Growth Fund (PFS MFS International Large-Cap Fund effective January 1, 2004), currently permits investment without limit in securities of emerging market countries; and

WHEREAS, MFS Investment Management ("MFS") desires that the Fund's investment practice be amended to limit the Fund's investments in securities of emerging market countries to "up to 25% of its assets"; therefore it is

RESOLVED, that the investment practice of the PF MFS Global Growth Fund (PF MFS International Large-Cap Fund effective January 1, 2004), which is amended to limit the Fund's investments in securities of emerging market countries to "up to 25% of its assets", be, and hereby is, approved, effective January 1, 2004.

Resolution 5

WHEREAS, the PF MFS Global Growth Fund (PFS MFS International Large-Cap Fund effective January 1, 2004), is currently classified as a "non-diversified" fund, which permits larger investments in a fewer number of issuers than a diversified fund; and

WHEREAS, MFS Investment Management ("MFS") desires that the Fund be classified as a "diversified" fund; therefore it is

RESOLVED, that a change in classification for the PF MFS Global Growth Fund (PF MFS International Large-Cap Fund effective January 1, 2004) from a "non-diversified" fund to a "diversified" fund be, and hereby is, approved, effective January 1, 2004.